EXHIBIT 99.1

NEWS RELEASE

[K2 LOGO]

[LETTERHEAD OF K2 INC.]

Contacts:	Dudley W. Mendenhall K2 Inc. Sr. Vice President – Finance 760.494.10000

Integrated Corporate Relations, Inc. Investor Relations: Chad A. Jacobs/James Palczynski Media Relations: John Flanagan/Mike Fox (203) 222-9013

K2 Inc. Acquires WinterQuest

Carlsbad, California – October 20, 2003 — K2 Inc. (NYSE: KTO) announced today that it has acquired the assets and assumed certain liabilities of WinterQuest LLC, a privately held company founded in 1906, which is the leading marketer and manufacturer of snowshoes through its Tubbs and Atlas brands, with the #1 and #2 market shares respectively. The purchase price is a combination of K2 common stock and cash, plus the assumption of debt. For the year ended March 31, 2003, WinterQuest generated total sales of $18.6 million.

“WinterQuest is a great fit for our K2 winter products group,” said Richard J. Heckmann, chairman and chief executive officer. “This is another #1 brand that complements our existing leadership position in winter sports, and Tubbs is truly the authentic historical brand in snowshoeing. Winter aerobics has had dramatic growth over the past several years, with an estimated 6 million active participants in snowshoeing in the U.S. today.”

“The last several years have been an exciting time for WinterQuest as we have played a formative role in the development of snowshoeing as a mainstream recreational activity,” said Ed Kiniry, the chief executive officer of WinterQuest. “We believe that K2 is the perfect partner for WinterQuest in the future given its dedication to winter sports, and its powerful marketing, distribution and manufacturing capabilities”.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Stearns, K2, Ride, Olin and Morrow. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes, and Rawlings team sports. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its merger with Rawlings Sporting Goods Company, Inc. and other acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.